Exhibit 10.19
MSQ LTD.
EMPLOYMENT AGREEMENT
with
YARON SUHER
AGREEMENT, effective as of June 1, 2005 by and between Yaron Suher, residing at [Address] (“Employee”) and MSQ Ltd., an Israeli company having its principal office at Haeshel 7, Caesarea Industrial Zone, Caesarea, Israel (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company manufactures and markets advanced solutions for a wide array of medical, aesthetic and industrial applications (the “Business”); and
WHEREAS, the Company desires to employ Employee, and the Employee desires to be employed by the Company as its Chief Financial Officer;
NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:
1.	Contents of Agreement/Definitions
The preamble and the exhibits to this Agreement constitute an integral part hereof and are hereby incorporated by reference.
2.	Employment and Duties
2.1	The Employee shall serve as the Company Chief Financial Officer and shall be responsible and report to the Company’s Chief Executive Officer.

2.2	Employee shall devote all necessary time and attention to the Business of the Company and shall perform his duties diligently and promptly for the benefit of the Company.

2.3	Employee agrees and acknowledges that due to his position in the Company, the Hours of Work and Rest Law, 1951 does not apply on him. The Employee shall not be entitled to claim or receive payments or any additional pay for overtime working hours, shifts, or work performed on Saturday or holidays.
3.	Term and Termination of Employment
3.1	Employee’s employment shall end on the earliest of: (i) the death or disability (as defined herein) of Employee; or (ii) termination of this Agreement by either party.

3.2	Either party may terminate this agreement without Cause, as hereinafter defined, by providing two (2) months prior written notice (the “Notice Period”). Notwithstanding the aforesaid, commencing from the first anniversary of the effective date of this Agreement the Notice Period shall be extended to six (6) months. During the Notice Period Employee shall continue his services unless otherwise instructed, and shall cooperate with the Company and use his best efforts to assist the integration into the Company organization of the person or persons who will assume the Employee’s responsibilities.

3.3	At any time, the Company shall be entitled to immediately terminate Employee’s employment hereunder for ‘cause’ (as set forth in Section 4.1 below) by providing notice thereof to Employee.
4.	Provisions Concerning the Term of Employment
4.1	For the purpose of this Agreement, “cause” shall exist if Employee (i) breaches any of the terms of Sections 7, 8 or 9 herein or; (ii) engages in willful misconduct or acts in bad faith with respect to the Company in connection with and related to the employment hereunder; (iii) is convicted of a serious crime or is held liable by a court of competent jurisdiction for fraud against the Company; or (iv) fails to comply with the instructions of the Company Board of Directors given in good faith; provided that, with respect to clauses (i) and (iv), if Employee has cured any such condition (that is reasonably susceptible to cure) within ten (10) business days of the Notice (as defined herein), then “cause” shall be deemed not to exist. For purposes of this Section 4, “Notice” shall constitute a written notice delivered to Employee that sets forth with particularity the facts and circumstances relied on by the Company as the basis for cause.

4.2	For the purposes of this Agreement, “disability” shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of two (2) successive months, or an aggregate of two (2) months in any twelve (12) month period. Disability shall occur upon the end of such two (2) month period.
5.	Compensation
5.1	During the term hereof, the Company shall pay to Employee for all services rendered by Employee under this Agreement, payable not less often than monthly and in accordance with the Company’s normal and reasonable payroll practices, a monthly gross amount equal to NIS 50,000 (fifty thousand New Israeli Shekels)(the “Gross Salary”).

5.2	The Company and the Employee will maintain Managers Insurance (“Bituach Menahalim”) for the benefit of the Employee. The Company shall contribute an amount equal to thirteen and one third percent (13.33%) of each monthly Gross Salary payment (out of which eight and one third percent (8.33%) are designated for severance payments and five percent (5%) are designated for premium payments (collectively the “Company Contribution”)) and the Employee shall contribute five percent (5%) of the monthly Gross Salary payment (“Employee’s Contribution”) toward the premiums payable in respect of such insurance (the “Insurance Policy”). The Employee hereby instructs the Company to transfer to the account of the Insurance Policy the amount of the Employee’s and the Company’s Contribution from each monthly Gross Salary payment.

5.3	It is hereby agreed that upon termination of employment under this Agreement, whether by the Employee or the Company, the Company shall release to the Employee all amounts accrued in the Insurance Policy. If the Company shall terminate the employment of the Employee pursuant to Section 3.2, the Company shall cover any differences between the amounts accrued in the Insurance Policy and those due to the Employee. Notwithstanding the aforesaid, it is hereby agreed that if the Employee is dismissed under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law, 1963 the Employee shall not be entitled to any severance pay.

5.4	The Company shall maintain Disability Insurance (“Ovdan Kosher Avoda”), which may be included within the Insurance Policy, for the exclusive benefit of the Employee, and shall contribute thereto an amount not exceeding two and one half percent (2.5%) of each monthly Gross Salary payment.

5.5	The Company and the Employee shall maintain a Keren Hishtalmut Fund (the “Fund”). The Company shall contribute to such Fund an amount equal to seven and a one half percent (7.5%) of each monthly Gross Salary payment and the Employee shall contribute to such Fund an amount equal to two and one half percent (2.5%) of each monthly Gross Salary payment.

5.6	The Employee will be entitled to make reasonable use of a leased Company car for business and reasonable personal use, including during vacation and illness days. The car shall be a group 4 vehicle of type and make to be elected by the Company. The Company will cover all of the fixed and variable maintenance costs of the car (including licenses, insurance, gas, repairs, use of toll roads, insurance deductible and business parking expenses). The Company will gross-up and reimburse the Employee for income taxes (deriving from the “Shovi Rechev”) incurred by Employee due to the use of the car. Payments of the car’s expenses by the Company under this section are in lieu of travel expenses to and from work as required by relevant law.

5.7	The Company shall provide Employee with, and pay for the use of, a cellular phone for Employee’s use in the course of performing his obligations under this Agreement (the “Cellular Phone”). Employee shall bear any and all taxes applicable to him in connection with the Cellular Phone and/or the use thereof.

5.8	The Company shall reimburse the Employee for all expenses reasonably incurred by the Employee during the course of his employment with the Company upon the provision of relevant receipts.

5.9	Employee shall be entitled to receive a quarterly bonus in an amount equal to 0.2 percent (two-tenths of one percent) of the worldwide Sales of the Company and its affiliates during each fiscal quarter (the “Revenue

Performance Bonus”). A “Sale” for purposes of this section shall be considered to have occurred when the Company or its affiliates has received the consideration in connection with the relevant transaction from the customer or third party. Seventy (70) percent of the quarterly Revenue Performance Bonus due to the Employee for a fiscal quarter shall be paid to the Employee following the approval of the relevant quarterly financial statements of the Company by the Company’s Board of Directors. All differentials due to the Employee shall be paid to the Employee at the end of every fiscal year following the approval of the annual financial statements of the Company by the Company’s Board of Directors.

If the employment of the Employee is terminated during a fiscal quarter, Employee shall be entitled to receive the Revenue Performance Bonus for such fiscal quarter through the date of termination only.

It is hereby clearly agreed and understood that any Revenue Performance Bonus, if and to the extent paid, shall not form part of the Employee’s Gross Salary and/or the Employee’s social benefits.

5.10	The Employee shall be granted options to purchase 3,018 ordinary shares of the Parent, par value NIS 0.01 each (the “Options”). The Options shall vest over a period of three (3) years. The exercise price per each ordinary share shall be US$ 18.87 each. All non-vested Options shall vest immediately prior to the Company’s initial public offering. Upon the tennination of this Agreement all non-vested Options shall expire and Employee shall only be entitled to exercise any vested Options within a period of six (6) months from the date of such termination. Employee shall bear any tax consequences related to the exercise of such Options. The Options shall be subject to the terms and conditions of the Parent’s share option plan and the individual grant letter to be provided to the Employee.
6.	Taxation
To the extent applicable, the Company may deduct from the compensation payable to Employee under this Agreement any and all taxes and charges (including health tax) applicable to Employee as may now be in effect or which may hereafter be enacted or required by law, and make the appropriate payments on behalf of Employee to the income tax authorities, the Institute of National Insurance and any other relevant authorities. Employee shall respectively pay all taxes and payments as required or shall be required by any applicable law.
7.	Secrecy and Nondisclosure
7.1	The Employee shall treat as secret and confidential all of the processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information which are not of public knowledge or record pertaining to the Company’s Business (existing, potential and future), including without limitation, all business information relating to customers, suppliers and products of which the Employee becomes aware during and as a result of his employment or association with the Company, and Employee shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any such processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information pertaining to the Company’s existing or future Business or products.

7.2	Upon the termination of this Agreement the Employee hereby undertakes to return to the Company, all written materials, records, documents, computer software and/or hardware or any other material which belongs to the Company and that might be in his possession, and if requested by the Company to do so, will execute a written statement confirming compliance with the above said.

7.3	The Employee acknowledges that all of the secrets, information, or documents aforementioned in Sub-Sections 7.1 and 7.2 above, are essential commercial and proprietary information of the Company which is not public information and cannot easily be discovered by others, whose confidentiality provides the Company a commercial advantage over its competitors, and the Company is taking reasonable measures to safeguard its confidentiality.

7.4	The Employee’s undertakings pursuant to this Section 7 shall remain in force after the termination of Employee’s employment under this Agreement.
8.	Non-Competition
8.1	Employee agrees that during the term of this Agreement and for a period of one (1) year after he ceases to be employed by the Company he will not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than five percent (5%) of the outstanding shares) and without the prior written consent of the Company, interest himself in or engage in any business or enterprise, anywhere in the world, that directly competes with the Business of the Company, that exists now or in the future or is based on similar technology to the technology that was developed by the Company.

8.2	Employee agrees that during a period of six (6) months from termination of this Agreement, he shall not employ directly or indirectly any individual employed by the Company during the six-month period which preceded such date of termination.

8.3	Employee acknowledges that the restricted period of time and geographical area specified under Sections 8.1 and 8.2 hereof are reasonable, in view of the nature of the business in which the Company is engaged and Employee’s knowledge of the Business.

8.4	Notwithstanding anything contained in Section 8.3 to the contrary, if the period of time or the geographical area specified under Sections 8.1 or 8.2 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

9.	Development Rights.
The Employee agrees and declares that all proprietary information including but not limited to copyrights, trade secrets and know-how, patents and other rights in connection therewith developed by or with the contribution of Employee’s efforts during his employment by the Company shall be the sole property of the Company, and the Employee shall execute all documents necessary to assign any patents and otherwise transfer proprietary rights to the Company.
10.	Vacation, Illness, Dmey Havra’ah and Reserve Duty
10.1	Employee shall be entitled to twenty-four (24) paid vacation days during each year of his employment. Employee may not accumulate more than twenty- four (24) vacation days at the end of any calendar year. Any vacation days accumulated by the Employee at the end of any calendar year beyond the said amount shall be redeemed by the Company.

10.2	Employee shall be entitled to such number of working days of paid illness vacation during each year of employment as provided by relevant labor laws. The Company shall pay the Gross Salary of the Employee including social benefits and fringe benefits during the period of the Employee’s illness vacation up to the maximum number of paid illness vacation days provided for under the law.

10.3	The employee shall be entitled to “Dmey Havra’ah” in accordance with applicable law.

10.4	The Employee shall receive the Gross Salary payable in respect of periods of the Employee’s military reserve duty, if any. The Company shall be entitled to receive and to retain any amounts payable by the National Insurance Institute or any other agency or entity in respect of such periods.
11.	Benefit
Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any subsidiary or affiliated entity and shall inure to the benefit of, and be binding upon, Employee, bis heirs, executors, administrators and legal representatives. Notwithstanding the foregoing, the obligations of Employee hereunder shall not be assignable or delegable.
12.	Entire Agreement
This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.
13.	Notices
All notices, requests and other communications to any party hereunder shall be given or made in writing and telecopied, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this

Agreement or to such other address (or telecopier number) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted and the appropriate answerback is received; or (ii) if given by any other means, when delivered at the address specified herein.
14.	Applicable Law
This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Israel without giving effect to principles of conflicts of law and the courts Tel Aviv shall have exclusive jurisdiction over the parties hereto and subject matter hereof.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

MSQ Ltd.	Yaron Suher

/s/ Ziv Karni by:	/s/ Yaron Suher